Bodisen Biotech Expects Strong Revenues and Net Income Growth for Third Quarter Ended September 30, 2006

NEW YORK--(BUSINESS WIRE) — October 18, 2006 -- Bodisen Biotech, Inc., (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, and dually listed in London, today announced that the company expects to report strong year-over-year revenue and net income growth for the quarter ended September 30, 2006. The company expects to report its third quarter financial results by November 15, 2006.

“We continue to make progress on all of our strategic initiatives, which include the build out of additional factories in China’s northwest agricultural province, and we look forward to discussing our final third quarter results and progress by November 15, 2006,” said Bo Chen, president of Bodisen Biotech.

For the third quarter ended September 30, 2005, the company recorded $10.5 million in revenues and net income of $2.9 million, or $0.19 fully diluted EPS.

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. In January 2006, Bodisen was ranked the 16th fastest growing company in China by Forbes China. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers are government certified as “organic” and can be absorbed by plants within 48 hours and enrich soil conditions without the damaging effects associated with chemical fertilizers. Bodisen’s products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being environmentally friendly. Among China's population of 1.3 billion, approximately 750 million are farmers or have agriculture related jobs whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Investor Relations:
E.E. Wang
The Piacente Group, Inc.
212-481-2050